October 25, 2011

William E. Roller
3153 Surreyhill Court
Charlotte, NC 28270

Dear Bill:

As we discussed last week, the Board of Directors of Colfax Corporation (the “Company”) has adopted a new form of employment agreement for the Company’s senior executives.  As you know, this new form of employment agreement has been entered into by the Company’s other senior executive officers, and a copy has been provided to you previously for your consideration.

In light of the fact that your Executive Employment Agreement dated as of April 22, 2008 by and between you and the Company, as amended effective January 1, 2010 (your “Current Employment Agreement”) does not reflect the terms contained in the new form of agreement, the Board of Directors, pursuant to Section 1.1(b) of your Current Employment Agreement hereby elects to terminate the automatic extension of the term of your Current Employment Agreement.  As a result, your Current Employment Agreement term shall expire on December 31, 2012 and you would be employed by the Company on at at-will basis following such expiration unless otherwise mutually agreed between you and the Company.

Sincerely,

/s/ A. Lynne Puckett

A. Lynne Puckett
SVP, General Counsel & Secretary

cc:           Clay Kiefaber
Bill Rothenbach